Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 11, 2018, with respect to the financial statements of the CurrencyShares® Swedish Krona Trust included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2017 and incorporated by reference in the Registration Statement (Form S-1) and related Prospectus of the Invesco CurrencyShares® Swedish Krona Trust for the registration of 5,750,000 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

June 7, 2018